                                                                                                                                                    Exhibit 99.1

Parent of CFBank,  NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	October 28, 2019
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CENTRAL FEDERAL CORPORATION, PARENT OF CFBANK, ANNOUNCES RECORD PRE-TAX EARNINGS FOR 3RD QUARTER 2019

Worthington/Columbus,  Ohio – October 28, 2019 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) the parent of CFBank, today announced financial results for the third quarter and year to date ended September 30, 2019.

Third Quarter Highlights

•

Pre-tax net income for the quarter more than doubled (up 154%) when compared to the same quarter of 2018.    Pre-tax net income is up 124% for the year to date 2019 compared to the same nine month period of 2018.

•	Return on average assets increased to 1.41% for the quarter and return on average equity increased to 20.12%.
•	Diluted earnings per share (EPS) increased to $0.59 for the quarter.
•	Book Value per common share increased year-to-date by $1.49, or 14.2%, to $12.00 per share.
•	Net loans and leases increased 14.5% since December 31, 2018.
•	Net gain on sales of loans increased by 581% for the quarter when compared to the same quarter of 2018 due primarily to the investment in expanding the residential mortgage lending business.

The Company also announced separately today that it has entered into an agreement for a $25 million capital raise pursuant to a private placement of common and preferred stock to institutional and other accredited investors.  The private placement is currently expected to close by November 1, 2019, subject to customary closing conditions.

Timothy T. O’Dell, President and CEO, commented, “While we are pleased with our positive earnings trajectory and results, with pre-tax net income up 124% YTD and our third quarter ROA increasing to 1.41%, we remain focused upon earnings expansion and driving increasing core performance, which includes focusing also on the quality of earnings.  We expect increasing scale to provide a positive lift, in addition to our focus on low cost deposits and noninterest fee income.  We believe successfully growing low cost deposits, as well as growing our various fee income business segments, will assist in counteracting the current margin pressures.  For example, our gain on sale of loans increased nearly 600% for the third quarter (when compared to the same quarter of 2018).  Subject to the closing of the private placement that was announced today, we expect to deploy the additional capital to fund our expanding business and loan opportunities and business pipelines, further strengthen our capital ratios, and provide dry powder for pursuing growth and potentially acquisitions. We also expect our newest regional market presence (Cincinnati/SW Ohio) to contribute positively to go forward earnings and overall results. Strong credit quality, coupled with earlier investment in geographic expansion and infrastructure, has CFBank well positioned to continue to take advantage of profitable niche business and market opportunities.”

Robert E. Hoeweler, Chairman of the Board, added “We are gratified but not surprised that Sandler O’Neill Partners recently recognized us for being a Top performing small cap bank.  CFBank has maintained a consistent track record of performance and quality growth.  Among our near term objectives is to surpass the $1 billion in assets threshold. We have the Management Team, and organizational infrastructure in place to effectively run a much larger banking institution. Subject to the closing of the private placement that was announced today, we expect the additional capital will assist in opening up the entire playbook to us.”

Overview of Results

Net income for the three months ended September 30, 2019 totaled $2.6 million and increased $1.5 million, or 148.1%, compared to net income of $1.1 million for the three months ended September 30, 2018.   Net income attributable to common stockholders for the three months ended September 30, 2019, totaled $2.7 million (or $0.59 per diluted common share) and increased $1.7 million compared to net income attributable to common stockholders of $1.0 million (or $0.24 per diluted common share) for the three months ended September 30, 2018.

Net income for the nine months ended September 30, 2019 totaled $6.6 million and increased $3.6 million, or 121.0%, compared to net income of $3.0 million for the nine months ended September 30, 2018.   Net income attributable to common stockholders for the nine months ended September 30, 2019, totaled $6.8 million (or $1.52 per diluted common share) and increased $3.9 million compared to net income attributable to common stockholders of $2.9 million (or $0.67 per diluted common share) for the nine months ended September 30, 2018.

Net interest income.  Net interest income totaled $5.3 million for the quarter ended September 30, 2019 and increased $648,000, or 13.8%, compared to net interest income of  $4.7 million for the quarter ended September 30, 2018.  The increase in net interest income was primarily due to a $2.2 million, or 33.6%, increase in interest income, partially offset by a $1.6 million, or 81.3%, increase in interest expense.  The increase in interest income was primarily attributed to a $161.2 million, or 29.5%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and a 15bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to a $143.9 million, or 33.5%, increase in average interest-bearing liabilities and a 64bps increase in the average cost of funds on interest-bearing liabilities.  As a result, the net interest margin of 3.02% for the quarter ended September 30, 2019 decreased 41bps compared to the net interest margin of 3.43% for the quarter ended September 30, 2018.

Net interest income totaled $15.7 million for the nine months ended September 30, 2019 and increased $2.8 million, or 21.0%, compared to net interest income of $12.9 million for the nine months ended September 30, 2018.  The increase in net interest income was primarily due to a $7.7 million, or 43.8%, increase in interest income, partially offset by a $5.0 million, or 107.1%, increase in interest expense.  The increase in interest income was primarily attributed to a $170.3 million, or 33.8%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans, and a 35bps increase in average yield on interest-earning assets.  The increase in interest expense was attributed to a 79bps increase in the average cost of funds on interest-bearing liabilities and a $147.4 million, or 37.7%, increase in average interest-bearing liabilities.  As a result, the net interest margin of 3.10% for the nine months ended September 30, 2019 decreased 32bps compared to the net interest margin of 3.42% for the nine months ended September 30, 2018.

Provision for loan and lease losses.  There was no provision for loan and lease losses for the quarter ended September 30, 2019 or the quarter ended September 30, 2018, which is due to strong credit quality and net recoveries.  Net recoveries for the quarter ended September 30, 2019 totaled $28,000, compared to net recoveries of $24,000 for the quarter ended September 30, 2018.

There was no provision for loan and lease losses for the nine months ended September 30, 2019 or the nine months ended September 30, 2018, which is due to strong credit quality and net recoveries.  Net recoveries for the nine months ended September 30, 2019 totaled $45,000, compared to net recoveries of $35,000 for the nine months ended September 30, 2018.

Noninterest income.  Noninterest income for the quarter ended September 30, 2019 totaled $3.3 million and increased $2.6 million, or 411.2%, compared to $643,000 for the quarter ended September 30, 2018.  The increase was primarily due to a $2.6 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was a result of increased sales volume related to our residential mortgage lending business.

Noninterest income for the nine months ended September 30, 2019 totaled $7.5 million and increased $5.6 million, or 306.6%, compared to $1.9 million for the nine months ended September 30, 2018.  The increase was primarily due to a $5.6 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was a result of increased sales volume related to our residential mortgage lending business.

Noninterest expense.  Noninterest expense for the quarter ended September 30, 2019 totaled $5.3 million and increased $1.3 million, or 32.1%, compared to $4.0 million for the quarter ended September 30, 2018.  The increase in noninterest expense during the three months ended September 30, 2019 was primarily due to a $749,000 increase in salaries and employee benefits expense and a  $280,000 increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures related to leads-based marketing expense to drive revenue growth in our residential mortgage lending business.

Noninterest expense for the nine months ended September 30, 2019 totaled $15.0 million and increased $3.9 million, or 34.5%, compared to $11.1 million for the nine months ended September 30, 2018.  The increase in noninterest expense during the nine months ended September 30, 2019 was primarily due to a $2.0 million increase in salaries and employee benefits expense and an  $885,000 increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with increases in personnel due to our geographic expansion and to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures related to leads-based marketing expense to drive revenue growth in our residential mortgage lending business.

Income tax expense.  Income tax expense was $673,000 for the quarter ended September 30, 2019,  an increase of $434,000, compared to $239,000 for the quarter ended September 30, 2018.  The effective tax rate for the quarter ended September 30, 2019 was approximately 20.5%, as compared to approximately 18.5% for the quarter ended September 30, 2018.

Income tax expense was $1.7 million for the nine months ended September 30, 2019, an increase of $971,000, compared to $704,000 for the nine months ended September 30, 2018.  The effective tax rate for the nine months ended September 30, 2019 was approximately 20.3%, as compared to approximately 19.1% for the nine months ended September 30, 2018.

Balance Sheet Activity

General.  Assets totaled $786.4 million at September 30, 2019 and increased $121.4 million, or 18.3%, from $665.0 million at December 31, 2018.  The increase was primarily due to a $79.8 million increase in net loan balances and a $65.0 million increase in loans held for sale, partially offset by a $30.0 million decrease in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $37.3 million at September 30, 2019, and decreased  $30.0 million, or 44.6%, from $67.3 million at December 31, 2018.  The decrease in cash and cash equivalents was primarily attributed to an increase in loans and loans held for sale, partially offset by an increase in deposit balances.

Securities.  Securities available for sale totaled $9.2 million at September 30, 2019, and decreased  $931,000, or 9.2%, compared to $10.1 million at December 31, 2018.  The decrease was primarily due to principal maturities.

Loans held for sale.  Loans held for sale totaled $82.4 million at September 30, 2019 and increased $65.0 million, or 373.9%, from $17.4 million at December 31, 2018.  The increase was due to increased mortgage volume activity.

Loans and Leases.    Net loans and leases totaled $630.5 million at September 30, 2019, and increased $79.8 million, or 14.5%, from $550.7 million at December 31, 2018.  The increase was primarily due to  a $44.4 million increase in commercial real estate loan balances, a $28.4 million increase in commercial loan balances, and a  $9.4 million increase in single-family loan balances, partially offset by a $3.5 million decrease in consumer loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.1 million at September 30, 2019, and increased $45,000, or 0.6%, from  $7.0 million at December 31, 2018.  The increase in the ALLL is due to net recoveries during the nine months ended September 30, 2019.  The ratio of the ALLL to total loans was 1.11% at September 30, 2019, compared to 1.26% at December 31, 2018.

Deposits.  Deposits totaled $685.9 million at September 30, 2019, an increase of $106.1 million, or 18.3%, from $579.8 million at December 31, 2018.  The increase is primarily attributed to a  $73.4 million increase in certificate of deposit account balances, a $55.6 million increase in money market account balances, and a $2.0 million increase in saving account balances, partially offset by a $24.9 million decrease in checking account balances.    The increase in certificate of deposit account balances was due to a combination of increases in retail, brokered and listing service certificates of deposit.  The increases in money market and savings account balances were primarily due to increases in customer relationships and balances from on-going sales and marketing activities.  The decrease in checking account balances was due to the timing of certain large customer transactions.

Stockholders’ equity. Stockholders’ equity totaled $53.9 million at September 30, 2019, an increase of $8.3 million, or 18.3%, from $45.6 million at December 31, 2018.  The increase in total stockholders’ equity was primarily attributed to net income, as well as the exercise of outstanding warrants to purchase common stock of the Company.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron-  as well as its two branch locations in Columbiana County, Ohio.  Also,  in  March 2019, CFBank opened a branch location in Blue Ash, Ohio, which is its second location in the Cincinnati market.    CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation or CFBank, National Association; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2018.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2019	2018	% change	2019	2018	% change
Total interest income	$8,845	$6,621	34%	$25,291	$17,592	44%
Total interest expense	3,514	1,938	81%	9,631	4,651	107%
Net interest income	5,331	4,683	14%	15,660	12,941	21%

Provision for loan and lease losses	-	-	n/m	-	-	n/m
Net interest income after provision for loan and lease losses	5,331	4,683	14%	15,660	12,941	21%

Noninterest income
Service charges on deposit accounts	146	128	14%	408	364	12%
Net gain on sales of loans	3,070	451	581%	6,935	1,268	447%
Other	71	64	11%	203	224	-9%
Noninterest income	3,287	643	411%	7,546	1,856	307%

Noninterest expense
Salaries and employee benefits	2,865	2,116	35%	8,009	6,026	33%
Occupancy and equipment	278	224	24%	724	573	26%
Data processing	335	275	22%	944	733	29%
Franchise and other taxes	106	103	3%	318	308	3%
Professional fees	448	358	25%	1,092	862	27%
Director fees	137	106	29%	401	301	33%
Postage, printing and supplies	51	44	16%	177	145	22%
Advertising and marketing	647	367	76%	1,889	1,004	88%
Telephone	54	43	26%	144	113	27%
Loan expenses	80	29	176%	171	72	138%
Foreclosed assets, net	-	-	n/m	(9)	-	n/m
Depreciation	82	67	22%	231	188	23%
FDIC premiums	47	141	-67%	351	328	7%
Regulatory assessment	42	34	24%	124	103	20%
Other insurance	25	22	14%	72	63	14%
Other	131	103	27%	315	297	6%
Noninterest expense	5,328	4,032	32%	14,953	11,116	35%

Income before income taxes	3,290	1,294	154%	8,253	3,681	124%
Income tax expense	673	239	182%	1,675	704	138%
Net Income	$2,617	$1,055	148%	$6,578	$2,977	121%
Accretion of discount and value of warrants exercised related to Series B preferred stock	36	(26)	n/m	219	(64)	n/m
Net Income attributable to common stockholders	$2,653	$1,029	158%	$6,797	$2,913	133%

Share Data
Basic earnings per common share	$0.59	$0.24		$1.54	$0.69
Diluted earnings per common share	$0.59	$0.24		$1.52	$0.67

Average common shares outstanding - basic	4,488,399	4,251,820		4,419,444	4,247,800
Average common shares outstanding - diluted	4,525,449	4,367,222		4,465,773	4,342,271

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2019	2019	2019	2018	2018
Assets
Cash and cash equivalents	$37,299	$34,323	$95,993	$67,304	$59,368
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	9,183	10,189	9,144	10,114	11,064
Loans held for sale	82,382	52,184	27,920	17,385	24,079
Loans and leases	637,516	605,724	571,580	557,695	500,534
Less allowance for loan and lease losses	(7,057)	(7,029)	(7,024)	(7,012)	(7,005)
Loans and leases, net	630,459	598,695	564,556	550,683	493,529
FHLB and FRB stock	3,969	3,816	3,816	3,476	3,476
Foreclosed assets, net	-	-	-	38	-
Premises and equipment, net	4,052	4,032	3,875	3,864	3,723
Operating lease right of use assets	1,874	1,967	2,057	-	-
Bank owned life insurance	5,309	5,272	5,237	5,203	5,168
Accrued interest receivable and other assets	11,810	10,415	7,781	6,858	5,872
Total assets	$786,437	$720,993	$720,479	$665,025	$606,379

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$110,378	$106,716	$130,563	$111,445	$91,083
Interest bearing	575,569	521,870	501,266	468,341	440,979
Total deposits	685,947	628,586	631,829	579,786	532,062
FHLB advances and other debt	22,500	18,500	18,500	19,500	21,500
Advances by borrowers for taxes and insurance	509	340	398	827	449
Operating lease liabilities	2,062	2,163	2,261	-	-
Accrued interest payable and other liabilities	6,741	5,698	5,081	4,586	3,626
Subordinated debentures	14,796	14,786	14,776	14,767	5,155
Total liabilities	732,555	670,073	672,845	619,466	562,792

Stockholders' equity	53,882	50,920	47,634	45,559	43,587
Total liabilities and stockholders' equity	$786,437	$720,993	$720,479	$665,025	$606,379

Consolidated Financial Highlights
	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Sept 30,
(unaudited)	2019	2019	2019	2018	2018	2019	2018
Earnings
Net interest income	$5,331	$5,229	$5,100	$4,948	$4,683	$15,660	$12,941
Provision for loan and lease losses	$-	$-	$-	$-	$-	$-	$-
Noninterest income	$3,287	$2,565	$1,694	$860	$643	$7,546	$1,856
Noninterest expense	$5,328	$4,931	$4,694	$4,159	$4,032	$14,953	$11,116
Net Income	$2,617	$2,280	$1,681	$1,296	$1,055	$6,578	$2,977
Accretion of discount and value of warrants exercised related to Series B preferred stock	$36	$157	$26	$126	$(26)	$219	$(64)
Net income attributable to common stockholders	$2,653	$2,437	$1,707	$1,422	$1,029	$6,797	$2,913
Basic earnings per common share	$0.59	$0.55	$0.39	$0.33	$0.24	$1.54	$0.69
Diluted earnings per common share	$0.59	$0.55	$0.39	$0.33	$0.24	$1.52	$0.67

Performance Ratios (annualized)
Return on average assets	1.41%	1.28%	1.00%	0.84%	0.74%	1.24%	0.75%
Return on average equity	20.12%	18.77%	14.57%	11.74%	9.85%	17.93%	9.54%
Average yield on interest-earning assets	5.00%	5.01%	4.98%	4.99%	4.85%	5.00%	4.65%
Average rate paid on interest-bearing liabilities	2.45%	2.42%	2.27%	2.02%	1.81%	2.38%	1.59%
Average interest rate spread	2.55%	2.59%	2.71%	2.97%	3.04%	2.62%	3.06%
Net interest margin, fully taxable equivalent	3.02%	3.08%	3.20%	3.38%	3.43%	3.10%	3.42%
Efficiency ratio	61.82%	63.27%	69.09%	71.61%	75.70%	64.44%	75.12%
Noninterest expense to average assets	2.87%	2.77%	2.80%	2.71%	2.82%	2.81%	2.80%

Capital
Tier 1 capital leverage ratio (1)	10.03%	9.44%	9.60%	10.13%	9.41%	10.03%	9.41%
Total risk-based capital ratio (1)	12.09%	11.95%	12.45%	12.37%	12.05%	12.09%	12.05%
Tier 1 risk-based capital ratio (1)	11.01%	10.79%	11.20%	11.12%	10.80%	11.01%	10.80%
Common equity tier 1 capital to risk weighted assets (1)	11.01%	10.79%	11.20%	11.12%	10.80%	11.01%	10.80%
Equity to total assets at end of period	6.85%	7.06%	6.61%	6.85%	7.19%	6.85%	7.19%
Book value per common share	$12.00	$11.39	$10.84	$10.51	$10.25	$12.00	$10.25
Tangible book value per common share	$12.00	$11.39	$10.84	$10.51	$10.25	$12.00	$10.25
Period-end market value per common share	$12.45	$12.04	$12.82	$11.69	$15.50	$12.45	$15.50
Period-end common shares outstanding	4,490,275	4,471,365	4,392,296	4,335,062	4,251,956	4,490,275	4,251,956
Average basic common shares outstanding	4,488,399	4,412,726	4,355,748	4,298,649	4,251,820	4,419,444	4,247,800
Average diluted common shares outstanding	4,525,449	4,452,637	4,417,775	4,349,707	4,367,222	4,465,773	4,342,271

Asset Quality
Nonperforming loans	$2,423	$2,418	$2,078	$377	$377	$2,423	$377
Nonperforming loans to total loans	0.38%	0.40%	0.36%	0.07%	0.08%	0.38%	0.08%
Nonperforming assets to total assets	0.31%	0.34%	0.29%	0.06%	0.06%	0.31%	0.06%
Allowance for loan and lease losses to total loans	1.11%	1.16%	1.23%	1.26%	1.40%	1.11%	1.40%
Allowance for loan and lease losses to nonperforming loans	291.25%	290.69%	388.02%	1859.95%	1858.09%	291.25%	1858.09%
Net charge-offs (recoveries)	$(28)	$(5)	$(12)	$(7)	$(24)	$(45)	$(35)
Annualized net charge-offs (recoveries) to average loans	(0.02%)	0.00%	(0.01%)	(0.01%)	(0.02%)	(0.01%)	(0.01%)

Average Balances
Loans	$618,586	$590,088	$557,527	$525,483	$486,215	$588,734	$449,877
Assets	$741,716	$712,132	$671,038	$613,903	$571,415	$708,296	$528,802
Stockholders' equity	$52,018	$48,576	$46,142	$44,146	$42,830	$48,912	$41,615

(1)  Regulatory capital ratios of CFBank